Box 32, Vanscoy, Sask. SOL3JO Phone: (306) 668-2148 Fax: (306) 242-0206

Exhibit 5.3

March 23, 2012

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, AB T2J 7E8

Ladies and Gentlemen:

Re: Registration Statement on Form F-10

We refer to the Registration Statement on Form F-10 (the “Registration Statement”) filed by Agrium Inc. (the “Corporation”) under the Securities Act of 1933, as amended.

We are a private consulting firm based in Vanscoy, Saskatchewan, Canada, that holds a Permission to Consult in the fields of geology and mining of evaporites including rock mechanics, mine design, feasibility studies, and resource/reserve estimation, and holds a Certificate of Authorization (No. C845) with the Association of Professional Engineers and Geoscientists of Saskatchewan (APEGS), having prepared certain sections of the technical report titled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations” dated February 15, 2012 and having an effective date of December 31, 2011 (the “Technical Report”) evaluating certain of the Corporation’s Potash Mineral Reserves and Resources as described in the Registration Statement.

We hereby consent to the inclusion and incorporation by reference in the Registration Statement, including any amendments thereto and any documents incorporated by reference therein, of references to and information derived from the Technical Report and to the use of our name therein.

Yours truly,

ADM CONSULTING LIMITED

A. Dave Mackintosh, B.S ., P.Geo. Founder, Owner, and President